EXHIBIT 10.38

SEPARATION AGREEMENT

               This SEPARATION AGREEMENT ("Agreement") is entered into as of this 10th day of November, 2000, by and between Scott Technologies, Inc. (the "Company") and Glen W. Lindemann (the "Executive").

               WHEREAS, the Company and the Executive have arrived at a satisfactory agreement regarding the basis upon which the employment of the Executive with the Company will terminate; and

               WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of certain severance and other payments to be made to the Executive under certain circumstances;

               NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1.  Employment Termination Or Death

               1.1     Termination Date. The Company and the Executive agree that the Executive's employment with the Company will terminate as of December 31, 2000 (the "Termination Date"). Such termination shall not be deemed to be a "retirement" under the existing Amended and Restated Management Agreement between the Company and the Executive but the provisions of the Management Agreement relating to severance benefits, severance pay, vesting of stock options, disclosure and use of information, co-operation, and injunctive relief are hereby superseded and null and void.

               1.2      Termination On The Termination Date.  In the event the Executive terminates employment with the Company on the Termination Date, this Agreement will become effective, the Executive will be entitled to receive the Severance Benefits set forth in Section 2.1 hereof and, if he qualifies therefor, the Executive will become entitled to the Severance Pay set forth in Section 2.2 hereof.

               1.3      Termination Or Death Prior To The Termination Date.   In the event the employment of the Executive with the Company terminates or the Executive dies prior to the Termination Date, the Management Agreement dated August 17, 1998 between the Company and the Executive will govern and this Agreement will not be deemed to have become effective.

               1.4      Continued Employment Beyond The Termination Date.  In the event the Executive continues in the employment of the Company beyond the Termination Date, the Management Agreement dated August 17, 1998 between the Company and the Executive will govern and this Agreement will not be deemed to have become effective.

               1.5      Death After The Termination Date.  In the event the Executive terminates employment with the Company on the Termination Date and subsequently dies prior to the end of the twenty-four (24) month period described in Section 2.2a. hereof, his spouse or beneficiary, including the executor or administrator of his estate where applicable, shall be entitled to receive any payments described in Paragraphs a, b, c, d, e, f, and h of Section 2.1 and Paragraphs a and b of Section 2.2 hereof which remain unpaid on the death of the Executive. In addition, his spouse will be entitled to COBRA Continuation Coverage for the greater of thirty-six months measured from December 31, 2000 or the end of the period described in Section 2.2c. Hereof Finally, the benefits payable under any retirement or other employee benefit plan or program upon the death of the Executive shall be determined in accordance with the terms of the respective plan or program.

Section 2.  Severance Benefits and Severance Pay.

                2.1     Severance Benefits. If the Executive terminates his employment pursuant to Section 1.2 hereof, the Company will, in lieu of any other severance which may otherwise be payable:

a.	Pay to the Executive in a cash lump sum a full bonus under the Bonus Plan with respect to the 2000 year, which Bonus shall be calculated using the formula contained in the Bonus Plan based on the actual results of the Company for such year but without any discretionary reduction of the amounts payable to the Executive that might otherwise be permitted under the Bonus Plan. Such bonus will be paid to the Executive on the same day as bonuses under the Bonus Plan are paid to the executives of the Company who are still employed with the Company.

b.	Pay for the costs of outplacement services actually used by the Executive; provided, however, that the total fee paid for such services will be limited to an amount equal to seventeen percent (17%) of the Executive's annual base salary rate as of the Termination Date.

c.	Pay to the Executive a cash lump sum, net of taxes, equal to twelve (12) months of the monthly car allowance then applicable to the Executive. Such payment shall be paid to the Executive within thirty (30) days following the Termination Date.

d.	Cause all stock options granted to the Executive pursuant to the Company's Key Employees' Stock Option Plan (the "Option Plan") to become immediately exercisable in full and to remain fully exercisable until the earlier of the date of expiration of the option or one (1) year after the Termination Date.

e.	Provide to the Executive tax and/or legal consultation with respect to the benefits granted hereunder up to a maximum cost to the Company of Five Thousand Dollars ($5,000.00);

f.	Provide assistance to the Executive in obtaining the financing necessary for the Executive to exercise his stock options during the period specified in Section 2.1d. hereof;

g.	Continue to be obligated to pay when due all other benefits to which the Executive has a vested right according to the provisions of any applicable retirement or other benefit plan or program; and

h.	Pay to the Executive in a cash lump sum a special compensation award of Ninety Thousand Dollars ($90,000.00) ("Special Compensation Award"); provided, however, that payment of the Special Compensation Award shall be conditioned upon the Executive executing a release which is substantially identical, except for the date, to the release described in Section 4 hereof ("Second Release") as of December 31, 2000. Subject to the execution of the Second Release, the Special Compensation Award shall be paid to the Executive within thirty (30) days following the end of the twenty-four (24) month period described in Section 2.2a. hereof.

             2.2      Severance Pay. If the Executive executes the Non-Competition Agreement attached hereto and delivers such executed Agreement to the Company no later than thirty (30) days after the date this Agreement is executed, and if the Executive terminates his employment pursuant to Section 1.2 hereof, the Executive shall be entitled to Severance Pay as follows:

a.	At the election of the Executive, the Company shall either continue to pay to the Executive for the twenty-four (24) months following the Termination Date, his monthly base salary at the rate in effect as of the Termination Date in accordance with the Company's normal payroll practices or make a lump sum payment to the Executive of the amount due above. Any such lump sum will be payable within thirty (30) days after the date the Company receives written notice of the Executive's election to receive the lump sum but in no event prior to January 1, 2001.

b.	Regardless of which payment option is selected by the Executive, the Company, throughout such twenty-four (24) month period, will continue the Executive's life insurance and health care benefits coverage on the same terms and at the same cost to the Executive as would be applicable to a similarly situated full-time employee; provided, however, that in the event the Executive begins to receive comparable life insurance and health care benefits (determined at the sole discretion of the Company) from a subsequent employer during such period, the Company may immediately terminate its life insurance and health care benefits coverage of the Executive.

c.	If the Executive continues health care benefits coverage for the entire twenty-four (24) month period of described in Section 2.2b. hereof, the Executive will be eligible for health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA Continuation

Coverage") commencing as of the first day of the twenty-fifth (25th) month after the Termination Date. The Executive will be required to pay the same cost as applies to other persons covered by COBRA Continuation Coverage.

Section 3.  Covenants.

               3.1      Disclosure or Use of Information. The Executive will at all times during and after the term of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information to any person or entity in any manner whatsoever other than employees or agents of the Company or its Affiliates who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company or its Affiliates. As used herein, "Confidential Information" will mean any and all information (excluding information in the public domain) which relates to the business of the Company and its Affiliates including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company or any of its Affiliates, inventions, trade secrets, computer programs, engineering and technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company and its Affiliates.

               3.2      Cooperation.  During the term of his employment by the Company after the date this Agreement is executed and for a period of twenty-four (24) months following the Termination Date, the Executive will not attempt to induce any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate nor will he take any action with respect to any of the suppliers or customers of the Company and its Affiliates which would have or might be likely to have an adverse effect upon the business of the Company and its Affiliates. Executive hereby agrees not to make any statement or take any action, directly or indirectly, that will disparage or discredit the Company and its Affiliates, their Officers, Directors of the Company, their employees or any of their products, or in any way damage their reputation or ability to do business or conduct their affairs. Executive agrees that subsequent to the Termination Date he will, in conjunction with a Company request, reasonably co-operate with the Company in connection with transition matters, disputes and litigation matters upon reasonable notice, at reasonable times, and will be paid or reimbursed for reasonable expenses incurred by the Executive relating to such matters.

               3.3      Injunctive Relief. In the event of a breach or threatened breach of any of the provisions of this Section 3 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

Section 4.  Release Of All Claims.

               In return for the Special Compensation Award described in Section 2.1h. hereof and the other provisions of this Agreement, the Executive hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Executive may have against the Company, or any of its Affiliates or Successors, or any of their officers, directors, managers, employees or representatives, from the beginning of time to the date the Executive signs this Agreement, including but not limited to all rights or claims regarding the Executive's employment with the Company and the termination of his employment, except that such waiver will not be deemed to apply to any pension or retirement benefits, or any qualified plan benefits which might vest on the Executive's behalf prior to the Termination Date. This includes a release of any rights or claims the Executive may have under the Federal Age Discrimination in Employment Act; the Federal Americans with Disabilities Act, sections 503 and 504 of the Federal Rehabilitation Act, Title VII of the 1964 Civil Rights Act, as amended, or any other federal, state or local law or regulation prohibiting employment discrimination or restricting an employer's right to terminate employees. This also includes a release by the Executive of all claims or rights for wrongful discharge, defamation, intentional interference with contract or economic advantage, invasion of privacy, and for any alleged physical or emotional distress on any basis whatsoever. In addition, the Executive hereby waives and releases any and all rights, demands or claims to future employment by the Company or any of its Affiliates or Successors.

This Agreement and the release contained in the preceding paragraph, extends to all claims of every kind or nature whatsoever, whether known or unknown, suspected or unsuspected but does not constitute a release of claims under this Agreement.

Section 5.	Miscellaneous.

5.1	Definitions.

a.	The term "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company, including, but not limited to, divisions and subsidiaries of the Company.

b.	The term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company.

               5.2      Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                5.3     Governing Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

               5.4      Indemnification.  If the Internal Revenue Service asserts that the amounts payable to the Executive under this Agreement give rise to an excise tax under Section 4999 of the Internal Revenue Code and the Executive co-operates with the Company in appealing the determination of the Internal Revenue Service through whatever level of administrative or judicial appeals is deemed appropriate by the Company, the Company shall indemnify the Executive for the amount of such excise tax, for any interest and penalties applicable thereto, and for any income or excise taxes payable on such indemnification. The Company shall pay all costs of challenging the determination that the excise tax applies to payments hereunder including any administrative costs, court costs, attorney fees, and accounting fees, whether incurred by the Company or incurred by the Executive.

               5.5      Successors.  This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company except that he can assign any payments under this Agreement (but not any of his obligations under this Agreement) to his spouse or to his estate. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company.

               5.6      Entire Agreement.  As of the execution date of this Agreement, the Company and the Executive agree that this Agreement shall become effective as of the Termination

Date and shall replace the Management Agreement dated August 17, 1998 between the Company and the Executive as of the Termination Date if and only if the Executive terminates employment with the Company on the Termination Date. If and when this Agreement has become effective, it shall supersede any other prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and shall constitute the entire agreement of the parties with respect thereto.

               5.7      Modification.  This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

               5.8      Execution of Agreement.   In executing this Agreement, the parties acknowledge that they do so freely and voluntarily after having had ample time to fully consider and reflect upon their decision to enter into this Agreement, and not as a result of any duress, fraud or undue influence exerted by either party upon the other. In addition, the Executive acknowledges that he has read this Agreement carefully, that he has been advised by the Company to consult an attorney or other independent advisor of his own choosing, and that he has determined that it is in his best interest to enter into this Agreement.

               5.9      Periods For Consideration and Revocation.  The Executive acknowledges that he has been given the right to a period of at least twenty-one (21) days, if he so desires, within which to consider entering into this Agreement and that he further has seven (7) days following execution of this Agreement to revoke it. This Agreement shall not become effective or enforceable until the later of the Termination Date and the date the revocation period has expired.

               IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first above written.

Scott Technologies, Inc.

By:____________________________________

And:___________________________________

______________________________________
                     Glen W. Lindemann

NON-COMPETITION AGREEMENT

               In consideration of the promises and covenants of Scott Technologies, Inc. (the "Company") contained in the Separation Agreement between the Executive and the Company including the possible payment of twenty-four (24) months of Severance Pay to the Executive under certain circumstances, the Executive hereby agrees that the Executive will not, for a period of two (2) years after December 31, 2000, directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where the Company or any of its Affiliates (as defined below) is then conducting business:

(1)	engage, as an employee, partner, or sole proprietor, in any business segment of any person or entity which competes, directly or indirectly, with the product lines of the Company or its Affiliates; or

(2)	in connection with any product lines of the Company or its Affiliates, render advice, consultation, or services to or otherwise assist any other person or entity which competes, directly or indirectly, with the Company or any of its Affiliates with respect to such product lines.

For the purposes of this Non-Competition Agreement, the term "Affiliates" shall mean any entity controlled by or under common control with the Company during the period the Executive is employed by the Company or a division or subsidiary of the Company, including, but not limited to, Company divisions and subsidiaries.

               In the event of a breach or threatened breach of any of the provisions of this Non-Competition Agreement by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

               The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher Severance Pay from the Company than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of this Non-Competition Agreement, that he has had reasonable time to consider the effect of these provisions, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. The Company and the Executive consider the restrictions contained in this Non-Competition Agreement to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced.

               IN WITNESS WHEREOF, the Executive has executed this Non-Competition Agreement as of this 10th day of November, 2000.

______________________________________
                     Glen W. Lindemann